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                                                                    EXHIBIT 99.1


                                    [PRESS RELEASE]

                                                         Contact: Dan Virkstis
                                                                 (406) 862-1948
                                                                danv@bigmtn.com

          WINTER SPORTS, INC. SHAREHOLDERS APPROVE REVERSE STOCK SPLIT

WHITEFISH, MONT. (May 7, 2004) - Winter Sports Inc. (OTC BB: WSKI.OB), parent company of Big Mountain Resort, held its annual meeting of shareholders on May 6 at 7 p.m., at which shareholders voted in favor of a 1-for-150 reverse stock split of the outstanding shares of the company's common stock. The reverse stock split became effect at 12:01 a.m., Mountain Time, on May 7, 2004, as the result of filing a Certificate of Amendment to the Company's Articles of Incorporation with the Montana Secretary of State.

The exchange agent, U.S. Bank, N.A., will send a letter of transmittal to the holders of fractional shares of common stock on or about May 17, 2004. Stockholders who held fewer than 150 shares of common stock immediately prior to the reverse stock split will receive $17.50 for each pre-split share in cash after surrendering their share certificates to the exchange agent, and as a result will no longer be stockholders of the Company with respect to such shares. Stockholders who held 150 or more shares before the transaction will receive a certificate for their post-split shares, plus a cash payment for any resulting fractional shares, again after complying with the exchange procedures that will be provided in the letter of transmittal.

As a result of the reverse stock split, the Company has fewer than 300 holders of record of common stock, permitting the Company to terminate the registration of its common stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The Company filed for termination of such registration on May 7, 2004.

There were 912,079 shares of the Company's common stock represented at the Annual Meeting in person or by proxy, which is approximately 92% of the shares of common stock outstanding and entitled to vote based on the February 27, 2004 record date for the Annual Meeting.

"We're pleased our shareholders approved the proposal and believe this is the best for the health of our company." said Dennis Green, Chairman of the Board of WSI. "Ultimately it allows us to provide a better resort experience for our guests and a better value for our shareholders."

Other business conducted at the May 6 meeting of WSI shareholders included re-election of all current WSI Board members, in addition to the ratification of the selection of Jordahl & Sliter, PLLC as the company's independent accounting firm.

Winter Sports Inc., which operates Big Mountain Resort, was organized in 1947 for the purpose of developing and operating a ski resort at Big Mountain in Whitefish, Montana. Resort operations now involve developing and providing winter and summer recreation activities.


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